Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 30, 2007 (except as to Note 2 and Note 27, which are as of October 29, 2007), relating to the financial statements as of December 31, 2006 and 2005 and for each of the years in the two year period ended December 31, 2006, which appear in the 2006 Form 40F/A of InterOil Corporation, dated October 30, 2007.
We also consent to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the prospectus.
/s/ PricewaterhouseCoopers
Melbourne, Australia
January 30, 2008